COMPLIANCE
POLICIES AND PROCEDURES MANUAL AND
CODE OF ETHICS

Revised: May 2020

TABLE OF CONTENTS

1	Section 1: Code of Ethics	4
2	Section 2: Portfolio Management and Client Relations	12
2.1	Portfolio Compliance Oversight, Investment Objectives and Restrictions	12
2.2	Security Valuation Procedures	12
2.3	Client Complaints	12
2.4	Electronic Communications	12
2.5	Establishing New Client Relationships	13
2.6	Advisory Agreements	14
2.7	Disclosure Documents	15
2.8	Anti-Money Laundering	17
2.9	Wire Transfers Requests	19
3	Section 3: Investment and Trade Practices	19
3.1	Insider Trading Policy	19
3.2	Best Execution Policy	22
3.3	Soft Dollars and Directed Brokerage	22
3.4	Aggregate Transaction and Allocation Policy	23
3.5	Market Timing and Excessive Trading	24
3.6	Affiliated Transactions	25
3.7	Liquidity Procedures	25
3.8	Proxy Voting Policy and Procedures	26
3.9	Trading Errors	27
4	Section 4: Records and Security	27
4.1	Recordkeeping Policy	27
4.2	Safekeeping of Client Assets Policy	29
4.3	Cybersecurity Policy and Identity Theft Procedures	33
4.4	Privacy Policy	35
4.5	Vendor Management Policy	36
4.6	Business Continuity and Transition Plan	36
5	Section 5: Advertising	38
5.1	Advertising Procedures	38
Lawson Kroeker Investment Management             Page 2                    Revised 05-2020

5.2	Communications with the Press and Public	39
5.3	Social Media Policy	39
5.4	Solicitor Arrangements	40
6	Section 6: Compliance Review	40
6.1	Annual Compliance Review and Testing/Risk Assessment	40
6.2	Supervision	40
6.3	Regulatory Reporting	41
Lawson Kroeker Investment Management             Page 3                    Revised 05-2020

1.Section 1: Code of Ethics

Code of Ethics
Introduction
This Code of Ethics of Lawson Kroeker Investment Management, Inc. (“Lawson Kroeker” or the “Adviser”) has been adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 and in compliance with its obligations under Rule 17j-1 under the Investment Company Act of 1940 with respect to its management of the LK Balanced Fund (the “Fund”), a series of the Managed Portfolio Series (the “Trust”). It sets forth the standards of business conduct expected of the Adviser’s Supervised Persons and reflects the Adviser’s fiduciary obligations to its clients. It also sets forth policies and procedures that are designed to ensure that persons subject to this Code of Ethics do not use any investment-related information of the Adviser’s clients for personal gain or in a manner detrimental to the interests of the clients.

As highlighted in the U.S. Securities and Exchange Commission’s (“SEC”) guidance, Commission Interpretation Regarding Standards of Conduct for Investment Advisers, the underlying duties that constitute an investment adviser’s fiduciary duties include the duty of care and duty of loyalty. The duty of care includes the duty to provide advice that is in the best interest of the client, duty to seek best execution, and the duty to provide advice and monitoring over the course of the client relationship.

General Principles
This Code of Ethics incorporates the following general principles. The Adviser and Supervised Persons:
•Owe a fiduciary obligation to the Adviser’s clients, including the firm;
◦Have the duty at all times to place the interests of the Adviser’s clients first;
◦Adviser and its Supervised Persons owe a duty of loyalty to advisory clients and to always act in utmost good faith, place our clients’ interests first and foremost and to make full and fair disclosure of all material facts including conflicts of interest and to never make misleading statements. Our firm also has a duty to ensure that investment advice is in the best interest of the client in meeting each client’s individual and unique goals and objectives, needs and circumstances.
◦Must conduct all of their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust;
◦Should not take inappropriate advantage of their positions in relation to the Adviser’s clients, including the firm; and
◦Must comply with applicable federal securities laws, including, but not limited to, the Investment Advisers Act of 1940. In addition, as an adviser, the Fund must comply with the Trust’s policies.

Lawson Kroeker Investment Management             Page 4                    Revised 05-2020

Definitions
This Code of Ethics uses the following defined terms.
“Supervised Person” means any director, owner, officer (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.
“Access person” means any Supervised Person
◦who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund that is advised or sub- advised by the firm, or
◦who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

“Reportable security” has the meaning set forth in Section 202(a)(18) of the Advisers Act, shall be synonymous with Covered Security and generally includes any stock, bond, note, put, call or option, except that it does not include:
◦Direct obligations of the Government of the United States;
◦Banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
◦Shares issued by money market funds;
◦Shares issued by open-end funds, that are not advised or sub-advised by the firm; and
◦Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by the firm.
“Beneficial ownership” means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect opportunity to profit from a transaction in the security.
Beneficial ownership of an account or reportable security by an access person includes ownership of an account or reportable security by:
◦The access person’s spouse (other than a legally separated or divorced spouse of the person) and minor children;
◦Any immediate family member who lives in the access person’s household, including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in- law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and adoptive relationships;
◦Any person to whom the access person provides primary financial support, and either (i) whose financial affairs the access person controls, or (ii) for whom the access person provides discretionary advisory services; and
◦Any partnership, corporation or other entity of which the access person has a 25% or greater interest or exercises effective controlling influence over the management or policies of the company.
“CCO” shall mean Chief Compliance Officer, currently Thomas J. Sudyka, Jr. “CIO” shall mean Chief Investment Officer, currently Bruce H. Van Kooten

Lawson Kroeker Investment Management             Page 5                    Revised 05-2020

Standards of Business Conduct
This Code of Ethics consists of the following core principles:
◦The interests of clients will be placed ahead of the Adviser’s or any employee’s own investment interests.
◦Employees are expected to conduct their personal securities transactions in accordance with the Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client. Employees with questions regarding the appearance of a conflict with a client should consult with the CCO before taking action that may result in an actual conflict.
◦Employees will not take inappropriate advantage of their position with the firm.
◦Employees are expected to act in the best interest of each of our clients.
◦Employees are expected to comply with applicable federal securities laws. Strict adherence to this Code of Ethics will assist the employee in complying with this important requirement.
Protecting the Confidentiality of Client Information
Confidential Client Information
In the course of investment advisory activities of Lawson Kroeker, the Adviser gains access to non- public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by the Adviser to its clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to the Adviser’s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
Non-Disclosure of Confidential Client Information
All information regarding the Adviser's clients is confidential. Information may only be disclosed when the disclosure is consistent with the Adviser's policy and the client's direction. The Adviser does not share Confidential Client Information with any unaffiliated third parties, except in the following circumstances:
▪As authorized by the client;
▪As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. This would typically include sharing information with financial intermediaries such as broker-dealers or custodians;
▪As required by regulatory authorities, law enforcement officials or by any applicable law. The Adviser shall disclose only such information, and only in such detail, as is legally required.

With respect to the disclosure of LK Balanced Fund holdings, Lawson Kroeker will adhere to the Trust’s Policy on Disclosure of Portfolio Holdings incorporated herein by reference.
Any client account may be utilized as a representative account so that its portfolio holdings may be disclosed in sales materials to prospective clients. This disclosure of a representative account’s

Lawson Kroeker Investment Management             Page 6                    Revised 05-2020

holdings is permitted provided that the applicable client is not identified as being the representative account.
Employee Responsibilities
All supervised persons are prohibited, either during or after the termination of their employment with the Adviser, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Adviser’s services to the client.
Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with the Adviser, must return all such documents to the Adviser.
Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.
Security of Confidential Personal Information
The Adviser enforces the following policies and procedures to protect the security of Confidential Client Information:
▪All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
▪Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.
Prohibited Activities
Prohibition against Fraud, Deceit and Manipulation
The specific provisions and reporting requirements of this Code of Ethics are concerned primarily with the investment activities of access persons who may benefit from or interfere with purchase or sale of portfolio securities by the Adviser’s clients, including the firm.
Nevertheless, supervised persons are prohibited from engaging in any conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of reportable securities by the Adviser’s clients. Supervised persons are also prohibited from using any information concerning the investments of, or investment intentions of the Adviser with respect to, a client, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Adviser’s clients.
In addition, no supervised person shall, directly or indirectly, in connection with the purchase or sale of a reportable security held or to be acquired by a client or the firm:
▪Employ any device, scheme or artifice to defraud the client;
▪Make to the client or the Adviser any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

Lawson Kroeker Investment Management             Page 7                    Revised 05-2020

▪Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client; or
▪Engage in any manipulative practice with respect to the client.
Supervised persons must report any violation of this Code of Ethics promptly to the CCO. Gifts and Entertainment
Supervised persons are prohibited from receiving any gift, entertainment, or other offering of more than de minimis value ($100) from any person or entity that does business with or on behalf of the Adviser. This gift policy generally excludes items or events where the supervised person has reason to believe there is a legitimate business purpose.
Service as a Director to Public Companies
Supervised persons may not serve on the board of directors of any publicly traded company, without prior authorization of the Adviser, which authorization shall be specifically based upon a determination that the board service would be consistent with the interests of the Adviser’s clients, including the firm. If and when such board service is authorized, the supervised person serving as a director will be isolated from other supervised persons who make investment decisions involving that company through “Chinese Wall” or other procedures. In addition, supervised persons are prohibited from serving on the board of a company that is a portfolio holding in any managed account.
Ban on Short-term Trading Profits
A supervised person may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) reportable security within sixty (60) calendar days, unless such persons has received advance clearance from the CCO or CIO of the Adviser. Any profits realized from short-term trading in violation of this provision shall be disgorged.
Pre-Clearance of Personal Securities Transactions
An access person may not conduct a transaction with respect to any Initial Public Offering or Private Placement of a reportable security in which such person has beneficial ownership, unless such person obtains advance clearance of such transaction by the CCO or CIO. Such pre-clearance can be obtained by submitting an email or written request to the CCO or CIO prior to the execution of the transaction.
Reporting Requirements of Securities Transactions for Access Persons
Each access person must provide to the CCO and the CCO must provide a director of the Adviser the following reports:
Initial Holdings Reports
Within 10 days after a person becomes an access person, such person must complete, sign and deliver to the CCO an initial holdings report. The information contained in the report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an access person. Supervised Persons are required to disclose all security holdings, including private investments, on an annual basis.
In the initial holdings report, the access person will be required to provide the following information:

Lawson Kroeker Investment Management             Page 8                    Revised 05-2020

•The title, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership when the person became an access person.
•The name of any broker, dealer or bank with whom the access person maintains an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and
•The date that the report is submitted by the access person.

Personal transactions
All access persons are required to provide copies of all brokerage confirmations and annual account statements for all reportable securities in which the access person had any direct or indirect beneficial ownership.
Quarterly transaction reports
Within 30 days after the close of each calendar quarter, each access person must submit a written report (“Quarterly Trade Report”) to the CCO regarding any transaction during the previous calendar quarter in a reportable security in which the access person had any direct or indirect beneficial ownership.
In the quarterly trade report, every access person will be required to provide the following information:
◦The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved;
◦The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
◦The price of the covered security at which the transaction was effected;
◦The name of the broker, dealer or bank with or through which the transaction was effected; and
◦The date that the report is submitted by the access person.
If an access person had no transactions in reportable securities during the quarter, such person is still required to submit a report. The report must indicate that there were no transactions in reportable securities during the quarter.
An access person need not submit a quarterly trade report with respect to transactions effected pursuant to an automatic investment plan.
The access person need not detail any reportable securities transaction in which a copy of the brokerage confirmation has been received by the Adviser and the confirmation contains the required transaction information.
Instead the access person will be required to certify, on the quarterly trade report, that the Adviser has received the required documentation on such transactions.
With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

Lawson Kroeker Investment Management             Page 9                    Revised 05-2020

◦The name of the broker, dealer or bank with whom the access person established the account;
◦The date the account was established; and
◦The date that the report is submitted by the access person.

Annual holdings report
Every access person shall report to the CCO, within 30 days after the Adviser’s fiscal year end, an annual holdings report which must be current as of a date no more than 45 days before the report is submitted and detail the following information:
◦The title, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership when the person became an access person.
◦The name of any broker, dealer or bank with whom the access person maintains an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and
◦The date that the report is submitted by the access person.
To the extent the holdings information has been provided and detailed on account statements, each access person must certify annually that he or she has provided all necessary account statements to the firm. Any reportable security not detailed on an account statement, must be described on the holdings report.
It is further required that every access person list the name of any broker, dealer, or bank with whom they have established or closed an account during the past year in which the access person had direct or indirect beneficial ownership in any securities.
The responsibility for taking the initiative to report is imposed on each access person. Any effort by the Adviser to facilitate the reporting process does not change or alter that responsibility.
Administration of the Code of Ethics
Reporting violations
Each supervised person is required to report any possible violations of this Code of Ethics promptly to the Adviser’s CCO. Reports regarding the Adviser’s CCO must be reported to a director of the Adviser. Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws and conduct that is harmful to clients. Such reports by employees will not be viewed negatively by firm management, even if the reportable event, upon further review, is determined not to be a violation and CCO determined the employee reported such apparent violation in good faith.
The reporting policies and procedures describe herein are in no way intended to limit, nor should be construed as in any way limited your ability to report to the applicable regulators a possible violation of the federal or state securities law involving the firm or its employees.

Lawson Kroeker Investment Management             Page 10                    Revised 05-2020

Compliance certification
At the time a person becomes a supervised person, he or she will be provided copy of the Code of Ethics of the Adviser and any amendments thereto. Upon initial review and annually thereafter, each access person must provide the Adviser with a written certification that he or she has received, read and understood the Code of Ethics of the Adviser. This is done by signing the Acknowledgement and Certification Form of the Code of Ethics.
Sanctions
Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the Adviser as deemed appropriate under the circumstances to achieve the purposes of this Code of Ethics and may include fines, suspension or termination of employment.

Responsibility of the Chief Compliance Officer
The administration of this Code of Ethics shall be the responsibility of the CCO of the Adviser. Duties of the CCO or his designate shall include:
◦Issuing, as may be appropriate, an interpretation or waiver of this Code of Ethics, which is consistent with the objectives of the Rules and this Code of Ethics;
◦Monitor and review all access persons’ holdings and transaction reports to assess whether an access person followed required internal procedures and has conducted any personal trades which run counter to the client’s best interest;
◦At least annually, review the adequacy of the Code and its implementation;
◦Record any violation of this Code and impose sanctions when appropriate;
◦Maintain the required books and records pursuant to Rule 204-2(a)(12) under the Investment Advisers Act of 1940 and in accordance with Rule 17j-1(f) under the Investment Company Act of 1940 and make these records available to the Commission upon request.
◦On an annual basis, the Adviser’s Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Chief Compliance Officer of Managed Portfolio Series for review by the Board of Trustees.
◦On an annual basis, the Adviser’s Chief Compliance Officer shall certify to the Board of Trustees of Managed Portfolio Series that the Adviser has adopted procedures reasonably necessary to prevent its access persons from violating the Code of Ethics.

Lawson Kroeker Investment Management             Page 11                    Revised 05-2020

Lawson Kroeker Investment Management             Page 12                    Revised 05-2020

Appendices:

INITIAL SECURITIES HOLDINGS REPORT
LAWSON KROEKER INVESTMENT MANAGEMENT, INC.

I affirm and attest that all current (less than 45 days old) account statements, detailing holdings in reportable securities in which I had a direct or indirect beneficial ownership as of the date I became an access person,
    , have been provided to the CCO in a timely manner.

In addition, I have a direct or indirect beneficial ownership in the following reportable securities that are not detailed on a broker, dealer or bank account statement:

Description of Security	Number of Shares/Units	Principal Amount

The following lists all accounts maintained by me in which I have a direct or indirect beneficial ownership in any securities:

Name of Broker, Dealer or Bank

Name:

Signature:

Date:

To be signed within 10 days of becoming an access person
Lawson Kroeker Investment Management             Page 13                    Revised 05-2020

QUARTERLY TRADE REPORT
LAWSON KROEKER INVESTMENT MANAGEMENT, INC.

Lawson Kroeker Investment Management's Code of Ethics requires that within 30 days after the close of each calendar quarter all access persons of the firm must report any transactions during the previous calendar quarter in a reportable security in which they had any direct or indirect beneficial ownership. This is accomplished by requiring all access persons to submit copies of all brokerage confirmations to the Chief Compliance Officer for review and filing.

QUARTER ENDED:

Did you execute any securities transactions that require reporting in order to comply with the Code of Ethics during the last calendar quarter?

    Yes

    No

I, the undersigned have reported to Lawson Kroeker Investment Management all personal trades, if any, for myself, members of my household, and any other beneficial accounts under my control pursuant to the Code of Ethics for the last calendar quarter.

The following lists all new accounts established by me during the quarter in which I had any direct or indirect beneficial ownership in any securities:

Name of Broker, Dealer or Bank	Date Account Established

Name:

Signature:

Date:

Lawson Kroeker Investment Management             Page 14                    Revised 05-2020

ANNUAL SECURITIES HOLDINGS REPORT LAWSON KROEKER INVESTMENT MANAGEMENT, INC.

I affirm and attest that all account statements current as of a date no more than 45 days before this report submission and detailing holdings in reportable securities in which I had a direct or indirect beneficial ownership as of     , have been provided to the CCO in a timely manner.

In addition, I have a direct or indirect beneficial ownership in the following reportable securities that are not detailed on a broker, dealer or bank account statement:

Description of Security	Number of Shares/Units	Principal Amount

The following lists all accounts maintained by me during the year in which I had any direct or indirect beneficial ownership in any securities:

Name of Broker, Dealer or Bank	Account Status (Established or Closed)

Name:

Signature:

Date:

Lawson Kroeker Investment Management             Page 15                    Revised 05-2020

ACKNOWLEDGEMENT AND CERTIFICATION FORM OF THE CODE OF ETHICS
LAWSON KROEKER INVESTMENT MANAGEMENT, INC.

I,     , certify by my signature below as follows:
(print name)

1.I have received, read, understood, and agree to comply with the Code of Ethics and Compliance Manual of Lawson Kroeker Investment Management, Inc. (the “Adviser”), as adopted and amended through October 2019 (the “Code”);

2.I am subject to all the reporting requirements of the Code, I have complied with all such requirements, and commit to do so in the future;

3.I acknowledge that I am an “Access Person”, as such term is defined in the Code and that as an Access Person of the Adviser I certify that I have properly reported all personal securities transactions and personal securities holdings as defined in the Code of Ethics;

4.I will inform the Adviser of any changes in my mailing address in a timely manner;

5.I certify that I have read and will abide by the policy set forth on social media; and

6.    I certify that I have read and understand the policy on insider trading and will comply with all respects of the policy. I certify that I am not in possession of any material non-public information that has not been disclosed to the Chief Compliance Officer. Furthermore, I have not acted on or conveyed any such material non-public information which may have been obtained to anyone other than Chief Compliance Officer. In addition, I am not aware of anyone else at the Adviser who has traded on material non-public information.

7.I certify that I have reported all business-related gifts.

8.I certify that I have complied with the electronic communications requirements; including properly moving any inadvertently received business-related electronic messages to the company email system for proper archival and retention.

9.I certify that the responses provided on this and all other disclosure forms continue to be truthful and complete. If any such responses are no longer truthful or complete, I will promptly report all such changes to the Chief Compliance Officer.

Signature:

Date:
Lawson Kroeker Investment Management             Page 16                    Revised 05-2020